Exhibit 5.1

HUNTER TAUBMAN FISCHER & LI LLC

1450 Broadway, 26th Floor

New York, New York 10018

Telephone: 917-512-0827

Fax: 212-202-6380

July 28, 2017

VIA E-MAIL

One Horizon Group, Inc.

T1-017 Tierney Building, University of Limerick

Limerick, Ireland

Ladies and Gentlemen:

We have acted as counsel to One Horizon Group, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of 100,000 shares of common stock of the Company, par value $0.0001 per share (the “Shares”). The Shares are being sold pursuant to a securities purchase agreement dated July 26, 2017 by and between the Company and the purchasers thereto (the “Agreement”). The Securities are being offered for sale pursuant to the Company’s registration statement on Form S-3 (File No. 333-205049) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and the prospectus, dated June 18, 2015 (the “Prospectus”) and the Prospectus Supplement filed pursuant to Rule 424(b) under the Securities Act, dated July 28, 2017 (the “Prospectus Supplement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus and Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photocopied), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified copies or photocopied.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under “Legal Matters” in the Prospectus Supplement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Sincerely,

Hunter Taubman Fischer & Li LLC

By:	/s/Hunter Taubman Fischer & Li LLC

Hunter Taubman Fischer & Li LLC